EXHIBIT 5.1

November 24, 2004

CABG Medical, Inc.
14505 — 21st Avenue North, Suite 212
Minneapolis, MN 55447-5602

     Re: Registration Statement on Form S-1 — Exhibit 5.1

Ladies and Gentlemen:

     We have acted as counsel for CABG Medical, Inc. (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 6,325,000 shares of common stock, including 825,000 shares subject to an over-allotment option which are being sold by the Company (collectively, the “Shares”).

     In connection with rendering this opinion, we have reviewed the following:

1.	The Company’s Articles of Incorporation, as amended;

2.	The Company’s Bylaws, as amended; and

3.	Certain corporate resolutions, including resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of Shares covered by the Registration Statement.

     Based upon the following and upon the representations and information provided by the Company, we hereby advise you that in our opinion:

1.	The Company’s Articles of Incorporation validly authorize the issuance of the Shares registered pursuant to the Registration Statement.

2.	Upon the delivery and payment therefore in accordance with the terms of the Registration Statement and the Underwriting Agreement described in the Registration Statement, the Shares to be issued and sold by the Company will be validly issued, fully paid and nonassessable.

3.	The Shares to be sold by the selling shareholders named in the Registration Statement are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and the related Prospectus.

Very truly yours, FREDRIKSON & BYRON
By:	/s/ Robert K. Ranum
Robert K. Ranum